Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:          Thomas W. Schneider – President, CEO
James A. Dowd – Senior Vice President, CFO
Telephone:  (315) 343-0057

Pathfinder Bancorp, Inc. Announces Third Quarter and Year to Date Earnings

Oswego, New York, November 1, 2013 - Pathfinder Bancorp, Inc. (“Company”), the mid-tier holding company of Pathfinder Bank (“Bank”), (NASDAQ: PBHC) announced its results for the three and nine month periods ended September 30, 2013.

Highlights for the three and nine month periods ended September 30, 2013

•
Net income for the third quarter of 2013 was $528,000 as compared to $670,000 for the comparable prior year period.  The decrease in net income was principally due to the $300,000 increase in personnel expenses driven, in part, by increased health insurance expenses.  Net income for the nine month period ended September 30, 2013 was $1.9 million and unchanged from the same period in 2012.

•
Basic and diluted earnings per share were $0.21 and $0.20, respectively, for the third quarter of 2013 as compared to basic and diluted earnings per share of $0.22 for the third quarter of 2012.  Basic and diluted earnings per share for the nine month period ended September 30, 2013 were $0.74 and $0.73, respectively, as compared to basic and diluted earnings per share of $0.62 for the comparable period in 2012.  The increase in basic and diluted earnings per share comparing year over year nine month periods was due to the lack of need for SBLF preferred stock dividend payments through the third quarter of 2013 as positive updated lending information provided to the U.S. Treasury resulted in a credit against the dividend rate for the current quarter and the nine month year to date period.

•
Return on average assets was 0.43% for the three month period ended September 30, 2013 compared to 0.57% for the corresponding period in 2012.  The decrease was due to the decrease in net income and the increase in average assets between the year over year third quarter periods.  Return on average assets was 0.50% for the nine month period in 2013 compared to 0.55% for the nine month period in 2012.  This decrease was due to the increase in average assets between the same nine month periods, while net income between these comparable periods was unchanged.

•
Return on average equity was 5.25% for the three month period ended September 30, 2013, compared to 6.59% for the same period in 2012.  This decrease was due to a combination of lower net income and higher average equity between these two periods.  For the nine month period in 2013, return on average equity was 6.04%, compared to 6.53% for the same period in 2012.  This decrease was due to higher levels of average equity with net income unchanged between these two time periods.

•
Total loans were $338.1 million at September 30, 2013, compared to total loans of $333.7 million at December 31, 2012, representing a nominal aggregate increase of $4.4 million, or 1.3%.  Growth between these two time periods was limited by the sale of residential mortgage loans in the second quarter in the amount of $8.8 million.

“Year over year earnings have been relatively flat as reductions in net interest margin and higher operating expenses offset the benefits of organic loan and deposit growth.”, according to Tom Schneider, President and CEO.  “We have a healthy loan pipeline and look forward to the benefits of our continued growth and expansion into the Greater Syracuse market.  However, we remain highly cognizant of the risks inherent in an environment of uncertain monetary and fiscal policy.”

Income Statement

For the three months ended September 30, 2013, net interest income increased to $3.9 million from $3.7 million in the same prior year period as the increase in the average balance of earning assets, particularly commercial real estate and commercial loans, was partially offset by the decrease in net interest margin.  The largest impact on the improvement in net interest income stemmed from the reduction of interest expense as higher rate maturing certificates of deposit and Federal Home Loan Bank borrowings were replaced with similar products but at lower current market rates.  Net interest margin on a tax equivalent basis for the third quarter of 2013 modestly decreased to 3.45% from 3.46% for the comparable prior year period, but when compared to the previous quarter, net interest margin improved by 5 basis points.

For the first nine months of 2013, net interest income was $11.6 million as compared to $11.0 million in the same prior year period with the increase mainly from reduced rates paid on time deposits and Federal Home Loan Bank borrowings and an increase in average balances on commercial loans and real estate commercial loan products.  The increase in average balances of tax-exempt securities and reduced rates paid on money market deposit accounts also contributed modestly to the increase in net interest income between the year over year nine month periods.

Noninterest income for the third quarter of 2013 was $704,000 as compared to $661,000 for the comparable prior year period due equally to an increase in service charges on deposit accounts and net gains on the sales of loans and foreclosed real estate.  Noninterest income for the nine month period ended September 30, 2013 was $2.5 million as compared to $2.2 million in the same 2012 period.  This increase between the two nine month periods was due largely to the second quarter residential loan sale which resulted in the recognition of a net gain of $395,000.

Noninterest expense for the third quarter of 2013 was $3.7 million as compared to $3.2 million for the third quarter of 2012. This increase was principally due to an increase in personnel expenses driven by wage increases and benefit costs, including costs under the Company’s self-insured health insurance program, and miscellaneous other expenses comprised of a write-down on a repossessed asset, fraud losses, office supplies, and travel and training.  Noninterest expense for the nine month period ended September 30, 2013 was $10.8 million, an increase of $784,000 from the prior year nine month period and due principally to personnel expenses, advertising expenses, the repossessed asset write-down, fraud losses, and travel and training.

For the third quarter of 2013, the Company recorded $216,000 in provision for loan losses as compared to $275,000 for the third quarter of 2012.  This decrease was due primarily to the Company’s quarterly review of the probable and estimable losses within the loan portfolio and the net recoveries of $5,000 recorded in the third quarter of 2013 as compared to $55,000 in net charge-offs recorded in the same prior year period.   For the nine month period ended September 30, 2013, the Company recorded a provision of $816,000 as compared to $650,000 in provision for loan losses recorded in the same 2012 nine month period.  This increase stemmed from the need for a specific reserve associated with one large commercial relationship in the first quarter of 2013 and net charge-offs of $232,000 for the first nine months of 2013 as compared to $198,000 for the same prior year period.  The increase in net charge-offs principally resided in the residential mortgage loan and consumer loan segments, the latter including home equity loans and junior liens.

Balance Sheet as of September 30, 2013

Total assets increased to $492.5 million at September 30, 2013 as compared to $477.8 million at December 31, 2012.  This increase of $14.7 million was largely centered in investment securities and, to a lesser extent, gross loans.  Investment securities increased to $115.4 million at September 30, 2013 from $108.3 million at year end 2012.  Gross loans increased $4.3 million as the $8.8 million decrease in loans from the previously mentioned loan sale was offset primarily by a $14.6 million net increase in commercial and municipal loans.

The increase in total assets was largely funded by increases in municipal, retail, and business deposits in support of the Company’s organic growth objectives.  Total deposits at September 30, 2013 were $401.3 million as compared to $391.8 million at December 31, 2012.

Shareholders’ equity was unchanged at $40.8 million at September 30, 2013 and December 31, 2012.  The increase in retained earnings between these two time periods resulting from the generation of earnings less dividends declared was offset by the decrease in market value of the securities portfolio, after tax. The decrease in market value between these two time periods, caused by an increase in related market interest rates, resulted in an increase to accumulated other comprehensive loss and its attendant decrease in shareholders’ equity.

In an effort to limit the amount of future volatility in accumulated other comprehensive income, the Company transferred 55 securities totaling $32.5 million from the available-for-sale classification to held-to-maturity at September 30, 2013.  The securities transferred were estimated by the Company to exhibit the greatest amount of price volatility during a rising interest rate environment.

Asset Quality

Asset quality metrics continued to report mixed results through the first nine months of 2013.  Annualized net loan charge-offs were 0.09% for the first nine months of 2013, and unchanged from the same prior year period and principally centered in residential first mortgage loans and home equity loans and junior liens.  Impaired loans decreased to $6.0 million at September 30, 2013 as compared to $6.7 million at December 31, 2012 but the specific reserves against these impaired loans increased $175,000 to $1.1 million due principally to one large commercial relationship.  Nonperforming loans to period end loans increased to 1.74% at September 30, 2013 as compared to 1.66% and 1.43% at December 31, 2012 and September 30, 2012, respectively.  This increase over the prior two indicated periods was centered in commercial real estate loans.  The provision for loan losses recorded in the third quarter of 2013 allowed the ratio of allowance for loan losses to period end loans to increase to 1.50% at September 30, 2013 as compared to 1.35% at December 31, 2012 and 1.37% at September 30, 2012.
Delinquency trends improved across all product segments between December 31, 2012 and September 30, 2013.  While the residential mortgage and consumer loan segments reported the largest improvements in total, the residential segment saw a shift in its past due loans towards the 90 day and over category.  Delinquency trends are reviewed monthly and management continues to be proactive in working with our borrowers to minimize losses to the Bank.  Management reviews trends in historical loss rates and environmental factors on a quarterly basis, in addition to assessing the specific allowance needs on impaired loans, and judges the current level of allowance for loan losses to be adequate to absorb the estimable and probable losses inherent in the loan portfolio.

About Pathfinder Bancorp, Inc.

Pathfinder Bancorp, Inc. is the mid-tier holding company of Pathfinder Bank, a New York chartered savings bank headquartered in Oswego, New York.  The Bank has eight full service offices located in its market area consisting of Oswego County and northern Onondaga County.  Financial highlights for Pathfinder Bancorp, Inc. are attached.  Presently, the only business conducted by Pathfinder Bancorp, Inc. is the 100% ownership of Pathfinder Bank and Pathfinder Statutory Trust II.

This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

PATHFINDER BANCORP, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share amounts)

	For the three months		For the nine months
	ended September 30,		ended September 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012

Condensed Income Statement
Interest and dividend income	$4,681	$4,648	$14,158	$14,001
Interest expense	779	963	2,509	2,975
Net interest income	3,902	3,685	11,649	11,026
Provision for loan losses	216	275	816	650
	3,686	3,410	10,833	10,376
Noninterest income excluding net gains on sales of
securities, loans and foreclosed real estate	651	637	1,881	1,963
Net gain on sales of securities,
loans and foreclosed real estate	53	24	603	210
Noninterest expense	3,667	3,178	10,773	9,989
Income before income taxes	723	893	2,544	2,560
Provision for income taxes	195	223	688	641

Net Income	$528	$670	$1,856	$1,919

Preferred stock dividends	-	113	-	367
Net income available to common shareholders	$528	$557	$1,856	$1,552

Key Earnings Ratios
Return on average assets	0.43%	0.57%	0.50%	0.55%
Return on average equity	5.25%	6.59%	6.04%	6.53%
Net interest margin (tax equivalent)	3.45%	3.46%	3.42%	3.50%

Share and Per Share Data
Basic weighted average shares outstanding	2,518,182	2,505,182	2,515,080	2,502,795
Basic earnings per share*	$0.21	$0.22	$0.74	$0.62
Diluted weighted average shares outstanding	2,539,617	2,517,182	2,527,600	2,513,845
Diluted earnings per share*	$0.20	$0.22	$0.73	$0.62
Cash dividends per share	$0.03	$0.03	$0.09	$0.09
Book value per common share at September 30, 2013 and 2012			$10.60	$10.67

*Basic and diluted earnings per share are calculated based upon net income available to common shareholders after preferred stock dividends
Weighted average shares outstanding do not include unallocated ESOP shares.

	September 30,	December 31,	September 30,
	2013	2012	2012
Selected Balance Sheet Data
Assets	$492,507	$477,796	$479,363
Earning assets	461,549	448,246	447,097
Total loans	338,074	333,748	324,150
Deposits	401,299	391,805	393,838
Borrowed funds	40,881	34,964	34,991
Allowance for loan losses	5,085	4,501	4,433
Junior subordinated debentures	5,155	5,155	5,155
Shareholders' equity	40,755	40,747	40,939

Asset Quality Ratios
Net loan charge-offs (annualized) to average loans	0.09%	0.10%	0.09%
Allowance for loan losses to period end loans	1.50%	1.35%	1.37%
Allowance for loan losses to nonperforming loans	86.39%	81.13%	95.89%
Nonperforming loans to period end loans	1.74%	1.66%	1.43%
Nonperforming assets to total assets	1.26%	1.25%	1.05%

The information is preliminary and based on company data at the time of presentation.